Exhibit 99.1

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN BIOTECHNOLOGIES ANNOUNCES FIRST QUARTER 2004

FINANCIAL RESULTS

— Company Makes Progress with Planned RRP Pivotal and Additional HspE7 Trials —

FOR IMMEDIATE RELEASE	May 6, 2004

San Diego, California USA - Stressgen Biotechnologies Corporation (TSX: SSB) announced today financial results for the first quarter ended March 31, 2004.  All amounts, unless specified otherwise, are in Canadian dollars.

Stressgen reported a net loss of $6,284,000, or $0.09 (US$0.07) per share, for the quarter ended March 31, 2004, compared to a net loss of $2,457,000, or $0.04 (US$0.03) per share, compared to the same period in 2003 and a net loss of $3,762,000 or $0.06 (US$0.04) in fourth quarter 2003.  The Company had cash and short-term investments of $45,895,000 at March 31, 2004.  The Company used net cash of $5,887,000 during the quarter in its operating activities compared to $6,219,000 for the same period in the prior year and $4,594,000 in the fourth quarter of 2003.

The Company also announced that it has adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments, and effective January 2004 changed its accounting policy to measure and record stock-based awards using the fair value method as discussed in this recommendation.  The impact on net loss of this accounting change was $663,000 for the quarter ending March 31, 2004.

“Our quarterly spending reflects the progress the Company is making towards developing and commercializing our lead compound, HspE7, and other CoValTM fusion candidates,” commented Gregory M. McKee, Stressgen’s Vice President of Corporate Development and Chief Financial Officer.  “Our cash and cash equivalents provide us with the resources to fund our development programs well into 2005.”

The Company remains focused on the development and commercialization of HspE7 targeting several HPV-related indications. It will be holding its initial meeting with the U.S. Food and Drug Administration (FDA) to discuss the pivotal clinical trial design for the RRP indication on June 30, 2004.

ABOUT CONFERENCE CALL AND SLIDE PRESENTATION:

Stressgen will hold its first quarter 2004 financial conference call on Thursday, May 6, 2004 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time). The call-in number to access the call is 1-877-857-2512 (North America) or 1-706-679-5272 (International). A replay of this call will be available from May 6, 2004 at 11:00 a.m. Eastern Time through May 13, 2004. The playback number is 1-800-642-1687 (North America) or 1-706-645-9291 (International), Conference ID: 7021756.  The Company will retain information about accessing the call on its website at www.stressgen.com through the playback period.

Stressgen will provide an update regarding manufacturing and assay development and clinical development and trial activities for HspE7, finance, partnering activities and progress with its bioreagent business.  A slide presentation that will accompany this conference call can be accessed through the Company’s home page at www.stressgen.com.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative immunotherapeutics for the treatment of infectious diseases and cancer.  In addition to developing HspE7 for diseases caused by HPV, the Company has also initiated research studies to evaluate stress protein fusions made through its CoValTM technology for the treatment of hepatitis B and herpes simplex and is targeting hepatitis C.  Stressgen is also an internationally recognized supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the Company at its website located at www.stressgen.com.

This news release contains forward-looking statements about the Company’s product development plans and expectations regarding its finances.  These forward-looking statements are based on assumptions including the current budget and are subject to risks and uncertainties.  Factors including our dependence on collaborative partners, complexities in the regulatory process, and our need for additional capital may make our ultimate performance materially different from the implications of our forward-looking statements.  See our most current periodic report filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities for a full discussion of these and other risks.

Gregory M. McKee	Jennifer Matterson
Vice President, Corporate Development and CFO	Communications Coordinator
6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4940	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
gmckee@stressgen.com

-more-

(financial information attached)

CONSOLIDATED STATEMENT OF OPERATIONS

(Canadian dollars in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003

Revenue:
Bioreagent sales	$1,452	$1,419

Collaborative R&D revenue	173	5,221

	1,625	6,640

Operating expenses:
Research and development	5,569	6,493
Selling, general and administrative	2,353	2,290
Cost of bioreagent sales	356	365
	8,278	9,148

Operating loss	(6,653)	(2,508)

Other income (expenses):
Interest income	350	203
Net foreign exchange gain (loss)	47	(141)
Interest expense	(28)	(11)
	369	51

Net loss	$(6,284)	$(2,457)

Basic and diluted loss per common share	$(0.09)	$(0.04)

Weighted average common shares outstanding (in thousands)	72,498	60,238

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands, except share information)

	March 31, 2004	December 31, 2003
	(Unaudited)

Cash and short-term investments	$45,895	$52,090
Total assets	50,168	56,430
Long-term obligations	2,396	2,672
Stockholders’ equity	42,911	48,577

Total shares outstanding (in thousands)	72,506	72,491